EXHIBIT 3.3

 Amended and Restated Certificate of Determination for Series A Preferred Stock

                              AMENDED AND RESTATED
                          CERTIFICATE OF DETERMINATION

                                       OF

                         GATEWAY ACCESS SOLUTIONS, INC.


     Andrew C. Nester hereby certifies that:

     1. He is President and Secretary of Gateway Access Solutions, Inc., a Nevada corporation.

     2. The number of shares designated herein as Series A Convertible Preferred Stock is five million three hundred thousand (5,300,000), four million six hundred thousand (4,600,000) of which have been issued.

     3. The following resolutions were duly adopted by the Board of Directors on February 19, 2004:

     WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprising ten million (10,000,000) shares, issuable from time to time in one or more series;

     WHEREAS, the Board of Directors of the Corporation is authorized to fix the designation and number of shares of any series of preferred stock and the rights, preferences, privileges and restrictions pertaining to any wholly unissued class or series of shares;

     WHEREAS, on October 13, 2003, the Board of Directors of the Corporation adopted a Certificate of Designation authorizing a series of four million six hundred thousand (4,600,000) shares of preferred stock, $.001 par value, to be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock"), and the Corporation has issued all of such shares;

     WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to increase the number of authorized shares of Series A Preferred Stock from four million six hundred thousand (4,600,000) shares to five million three hundred thousand (5,300,000) shares and has duly approved such increase by resolution on February 19, 2004;

     NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation by the provisions of the Articles of Incorporation of this Corporation, the Board of Directors hereby creates a series of five million three hundred thousand (5,300,000) shares of preferred stock, $.001 par value, to be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and hereby fixes the relative rights and preferences of the Series A Preferred Stock (in addition to the rights and preferences set forth in the Articles of Incorporation of this Corporation which are applicable to the preferred stock of all series) as follows:

     1. Dividends and Other Distributions.

     (a) The holders of the then outstanding Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of any funds legally available therefor, noncumulative dividends at the rate of


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1. Dividends and Other Distributions - continued

Five-Tenths of a Cent ($0.005) per annum per share. No dividends or other distributions (other than pro rata dividends or distributions payable solely in Common Stock) shall be paid with respect to the Common Stock during any fiscal year of the Corporation until dividends in the amount of Five-Tenths of a Cent ($0.005) per share on the Series A Preferred Stock shall have been paid or declared and set apart during that fiscal year. Dividends on the Series A
Preferred Stock shall not be cumulative and no rights shall accrue to the holders of Series A Preferred Stock in the event that the Corporation shall fail to declare or pay dividends on the Series A Preferred Stock, whether or not the earnings of the Corporation are sufficient to pay such dividends in whole or in part.

     (b) Other Distributions. In the event the Corporation shall declare a distribution (other than any distribution described in Section 2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness (excluding those options or rights referred to in Section 4(e) hereof), then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     2. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, in which the aggregate consideration to be paid to the Corporation or its shareholders in such transaction is less than or equal to a price per share of Common Stock (assuming conversion of the Series A Preferred Stock) of Five Cents ($0.05) (as adjusted for any stock dividends, combinations or splits with respect to such shares, and rounded to the nearest tenth of a penny), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of Five Cents ($0.05) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such shares for each share of Series A Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. After payment to the holders of the Series A Preferred Stock of the amounts set forth above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the number of shares of outstanding Common Stock then held by each of them.

     (b) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, in which the aggregate consideration to be paid to the Corporation or its shareholders in such transaction is greater than a price per share of Common Stock (assuming conversion of the Series A Preferred Stock) of Five Cents ($0.05) (as adjusted for any stock dividends, combinations or splits with respect to such shares, and


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2. Liquidation Preference - continued

rounded to the nearest tenth of a penny), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Series A Preferred Stock and Common Stock of this corporation in the same proportion as the number of shares of Common Stock and Common Stock issuable upon the conversion of Series A Preferred Stock then held by each of them bears to the total number of shares of Common Stock and Common Stock issuable upon conversion of Series A Preferred Stock.

     (c) For purposes of this Section 2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section 2(d) below) amounts as specified in Sections 2(a) or 2(b) above.

     (d) Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     3. Voting Rights.

     Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

     4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series A Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Five Cents ($0.05) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be Five Cents ($0.05) per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

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4.  Conversion.  The  holders of the Series A  Preferred  Stock  shall have conversion rights as follows (the "Conversion Rights") - continued

         (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series A Conversion Price Conversion Price, upon the earlier of (i) the date specified by vote or written consent or agreement of holders of more than fifty percent (50%) of the shares of Series A Preferred Stock then outstanding, or
(ii) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, the aggregate proceeds to the Corporation and/or any selling stockholders (after deduction for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which exceed $5,000,000.

     (c) Mechanics of Conversion.

          (i) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A
     Preferred Stock until immediately prior to the closing of such sale of securities.

     (d) Adjustments to Series A Conversion Price for Certain Diluting Issues.

          (i) Special Definitions. For purposes of this Section 4(d), the following definitions apply:

          (1) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

          (2) "Original Issue Date" shall mean the date on which a share of Series A Preferred Stock was first issued.

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4.  Conversion.  The  holders of the Series A  Preferred  Stock  shall have conversion rights as follows (the "Conversion Rights") - continued

          (3)   "Convertible   Securities   "  shall  mean  any   evidences   of
     indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

          (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

          (A) upon conversion of shares of Series A Preferred Stock;

          (B) to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors, but not exceeding 4,000,000 shares of Common Stock (net of any repurchases of such shares or cancellations or expirations of options), subject to adjustment for all subdivisions and combinations;

          (C) as a dividend or distribution on Series A Preferred Stock; or

          (D) for which adjustment of the Series A Conversion Price is made pursuant to Section 4(e).

          (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for Series A Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issue.

          (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and Options therefor, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

          (1) no further adjustments in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

          (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or


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4.  Conversion.  The  holders of the Series A  Preferred  Stock  shall have conversion rights as follows (the "Conversion Rights") - continued

     exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

          (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

          (A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange and

          (B) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

          (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (a) the Series A Conversion Price on the original adjustment date, or (b) the Series A Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

          (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

          (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect


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4.  Conversion.  The  holders of the Series A  Preferred  Stock  shall have conversion rights as follows (the "Conversion Rights") - continued

     on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Series A Conversion Price (or other conversion ratios) resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question.

          (v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

          (1) Cash and Property. Such consideration shall:

          (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

          (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

          (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

          (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

          (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any


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

4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights") - continued

     provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

          (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

          (e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          (f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4(e) above or a merger or other reorganization referred to in
     Section 2(c) above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

          (g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

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4.  Conversion.  The  holders of the Series A  Preferred  Stock  shall have conversion rights as follows (the "Conversion Rights") - continued

          (h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

          (i) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred
     Stock:

          (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

          (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will


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4.  Conversion.  The  holders of the Series A  Preferred  Stock  shall have conversion rights as follows (the "Conversion Rights") - continued

     take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

          (l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

          (m) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

     5. Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of more than fifty percent (50%) of the then outstanding shares of the Series A Preferred Stock, voting together as a single class:

          (a) authorize or issue, or obligate itself to issue, any equity security (including any security convertible into or exercisable for any equity security), with powers, designations, preferences or relative, participating, optional or other special rights prior to or on a parity with the Series A Preferred Stock;

          (b) increase or decrease the authorized number of shares of Series A Preferred Stock;

          (c) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation or entity or effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed;

          (d) liquidate, dissolve, recapitalize or reorganize;

          (e) amend the Corporation's articles of incorporation or bylaws;

          (f) purchase, redeem or otherwise acquire any Common Stock of the Corporation, or pay or declare any dividend on (other than a pro rata dividend payable solely in Common Stock) or make any other distribution in respect of any Common Stock of the Corporation, other than the repurchase of shares of Common Stock that are subject to stock repurchase agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events;

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5. Protective Provisions - continued

     The covenants set forth in this Section 5 shall terminate and be of no further force or effect upon the earlier of: (i) the date specified by vote or written consent or agreement of holders of more than fifty percent (50%) of the shares of the Series A Preferred Stock then outstanding, voting as a separate class, or (ii) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, the aggregate proceeds to the Corporation and/or any selling stockholders (after deduction for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which exceed $5,000,000.

     6. Waiver. Any right granted to the holders of the Series A Preferred Stock pursuant to this Certificate of Determination may be waived as to all holders of the Series A Preferred Stock, at the request of the Corporation, by the vote or written consent or agreement of holders of more than fifty percent (50%) of the shares of the Series A Preferred Stock then outstanding.

     7. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

I further declare under penalty of perjury under the laws of the state of Nevada that the matters set forth in this certificate are true and correct of my own knowledge.

Date: February 19, 2003


By: /s/ Andrew C. Nester
    ---------------------------------
        Andrew C. Nester
        President and Secretary


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